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                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated August 8, 2002, by and between Met Investors Advisory LLC (the "Manager") and Third Avenue Management LLC (the "Adviser") with respect to the Third Avenue Small Cap Value Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2004.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                                          Percentage of average daily net assets
                                         ---------------------------------------
Third Avenue Small Cap Value Portfolio   0.50% of the first $500 million of such
                                         assets, plus 0.45% of such assets over
                                         $500 million

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of January, 2004.

                                         MET INVESTORS ADVISORY LLC


                                         By: /s/ Elizabeth M. Forget
                                             -----------------------------------
                                             Authorized Officer


                                         THIRD AVENUE MANAGEMENT LLC


                                         By: /s/ Authorized Officer
                                             -----------------------------------
                                             Authorized Officer